Exhibit 99.5

CONSENT OF DIRECTOR NOMINEE

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to be named in the registration statement on Form F-3 (File No. 333-173886) (the “Registration Statement”) of Barclays PLC (“Barclays”), any amendment and supplement to any prospectus included in such Registration Statement, any amendment to such Registration Statement or any subsequent Registration Statement filed pursuant to Rule 462(b) under the Securities Act, as a person who is about to become a director on Barclays’s board of directors, to all references to me in connection therewith, and to the filing of this consent as an exhibit to the Registration Statement and any amendment or supplement thereto.

Date: September 16, 2013	By:	/s/ Mike Ashley
Mike Ashley